Exhibit 10.9

EMPLOYMENT AGREEMENT

(Sean Saint)

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made by and between Sean Saint, an individual resident of the State of California (“Employee”), having an address of [***] and Beta Bionics, Inc., a Massachusetts public benefit corporation (the “Company”), having a principal place of business at 300 Baker Avenue, Suite 301, Concord, Massachusetts 01742.

WHEREAS, Company engages in the business of developing and bringing to market devices for controlling, raising, and lowering blood glucose for medical purposes, as well as other businesses as may be determined by the Board of Directors (the “Board”) on a case-by-case basis; and

WHEREAS, Company desires to employ Employee on the terms and subject to the conditions set forth herein, and Employee agrees to be employed by Company and to provide services to Company on those terms and conditions; and

WHEREAS, Company has expended considerable funds, time, effort, and resources in the development of certain confidential, proprietary, and trade secret protected information, which must be maintained as confidential in order to ensure the success of Company’s business; and

WHEREAS, Company has expended considerable funds, time, effort, and resources in recruiting and training its workforce; and

WHEREAS, by virtue of Employee’s employment with Company, Employee will perform services in a confidential capacity and will acquire knowledge about Company’s valuable confidential and technical information, its trade secrets, customer and patient goodwill and its highly trained workforce, and Company desires reasonable protection of its confidential business and technical information, its trade secrets, customer and patient goodwill and its highly trained workforce.

NOW THEREFORE, in consideration of the mutual promises and agreements contained herein, and Employee’s at-will employment by Company, the compensation and benefits to be received by Employee from Company, and the access to be given Employee to Company’s Confidential and Proprietary Information as defined below, all of which Employee acknowledges are good and valuable consideration for Employee entering into this Agreement and for the restrictions imposed in Employee’s current and post-employment activities under this Agreement, Employee and Company agree as follows:

1. Employment.

1.01 Position. As of August 1, 2022 (the “Effective Date”), Company hereby employs Employee in the position of Senior Advisor. Effective August 15, 2022, Company shall employ Employee as Chief Executive Officer of the Company with such specific duties, responsibilities, and powers as the Board may from time to time prescribe (the “CEO Transition”). In addition, following the CEO Transition, Company shall cause Employee to be nominated for election to the Board as long as Employee remains Chief Executive Officer of Company; provided, however, that Employee shall be deemed to have resigned from the Board and from any related positions upon ceasing to serve as Chief Executive Officer for any reason. Employee’s duties may change from time to time based on the needs and growth of Company.

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1.02 Best Efforts. Employee shall at all times while employed by Company devote Employee’s full business time, commitment, energy, attention, skills and best efforts to the performance of duties assigned to Employee by the Board and to promote and advance the best interests of Company and its Affiliates. Employee further covenants and agrees that Employee will not, directly or indirectly, engage or participate in any activities at any time during the term of this Agreement in conflict with the best interests of Company or its Affiliates. Notwithstanding the foregoing, Employee shall be permitted to continue to serve in Employee’s current role as a member of the Board of Directors of Luna Medical, Inc. (“Luna”) for so long as (i) neither such service nor the business activities of Luna presents a conflict of interest with Company and (iii) such service does not unreasonably interfere with the performance of Employee’s required duties (subparts (i) and(ii), individually and collectively, “Luna Conditions”). Additionally, Employee may serve on other boards of directors with the advance approval of the Company not to be unreasonably withheld for so long as (a) neither such service nor the business activities of the entity for which Employee serves as a director presents a conflict of interest with Company and (b) such service does not unreasonably interfere with the performance of Employee’s required duties (subparts (a) and (b), individually and collectively, with the Luna Conditions, “Board Conditions”). In the event the Board reasonably determines in its sole discretion and in good faith that Employee no longer satisfies any or all Board Condition(s), including, without limitation, any or all Luna Conditions, Employee shall promptly resign Employee’s membership from the applicable board of directors, including, without limitation, the Board of Directors of Luna and, for the avoidance of doubt, any failure by Employee to so resign shall be a material breach of this Agreement. For the avoidance of doubt, with respect to subpart (i), Employee and Company acknowledge and agree that, as of the Effective Date, while Luna is a Restricted Competitor (as defined below), the Board’s current assessment is that the business activities of Luna complement rather than compete with the business activities of the Company and/or its Affiliates. If, however, at any point following the Effective Date, the Board reasonably determines in its sole discretion and in good faith that the business activities of Luna compete with the business activities of the Company and/or its Affiliates, Employee shall promptly resign Employee’s membership from the Board of Directors of Luna and assign any voting rights Employee may have as a holder of equity in Luna and any failure by Employee to so resign and/or assign shall be a material breach of this Agreement. Employee may participate in reasonable activities for charitable organizations, professional entities including medical industry advisory boards and other company advisory boards or personal financial affairs provided they do not unreasonably interfere with the performance of Employee’s required duties. For purposes of this Agreement “Affiliate” means an individual, firm, partnership, association, corporation, company, limited liability company, trust, business trust, governmental authority, or other entity (“Person”) that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

1.03 At-Will Employment. Employee understands and agrees that employment with Company is at-will and is not guaranteed for any specified duration. Employee acknowledges and agrees that Employee’s employment may be terminated by Company or Employee at any time, with or without Cause or Good Reason, with or without notice, and for any reason or no reason.

1.04 Work Location. Employee shall perform Employee’s role remotely from Employee’s residence in California or from Company’s Irvine, California office; provided, however, that Employee will be expected to travel to Company’s headquarters, currently located in Concord, Massachusetts, from time to time, as well as to engage in other reasonable business travel to perform Employee’s duties and responsibilities as reasonably necessary to fulfill Employee’s obligations under this Agreement.

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2. Compensation and Benefits. Employee shall receive the following compensation and benefits:

2.01 Base Salary Compensation. Company shall pay Employee a base salary for services rendered (“Base Salary”) at the annual rate of Four Hundred Fifty Thousand Dollars ($450,000.00), paid bi-weekly or in accordance with Company’s normal payroll practices. Employee’s base salary shall be subject to periodic review by the Board or the Compensation Committee of the Board.

2.02 Benefits. Employee shall be entitled to participate in Company’s employee benefit programs (including paid time off and insurance programs) in accordance with the terms of such plans and programs as in effect from time to time for Company’s executive officers.

2.03 Incentive Compensation. Employee shall be eligible to receive cash incentive compensation as solely determined by the Board or the Compensation Committee of the Board from time to time. Employee’s initial target annual incentive compensation shall be fifty (50) percent of Employee’s Base Salary (the “Target Bonus”), subject to the terms of any applicable incentive compensation plan or policy that may be in effect from time to time. Employee’s annual incentive compensation, if any, may be increased by Company from the Target Bonus to an amount of up to one hundred twenty-five (125) percent of Employee’s Target Bonus based upon the achievement of Company objectives on such metrics and weightings as determined by the Board or the Compensation Committee. The payment (or nonpayment) and amount of any incentive compensation will be based on personal areas of responsibility and overall Company performance against agreed upon objectives. Except as otherwise provided herein, to earn and receive incentive compensation, Employee must be actively employed full-time by Company (meaning Employee is not on leave or a reduced work status unrelated to Employee’s disability), in good standing with Company, and not have provided notice of resignation, on the day such incentive compensation is paid. Any incentive compensation for the calendar year in which Employee’s employment with Company commences will be prorated based on the Effective Date.

2.04 Options. Subject to the approval of the Board, on or after the Effective Date, Employee shall be granted a stock option to purchase shares of Class B common stock representing 5.0% of the capital stock of Company, calculated on a fully-diluted bases as of the Effective Date (the “Initial Options”) and which shall have an exercise price equal to Company’s most recent 409A valuation at the time of such grant. The Initial Options shall be made in two concurrent grants. The first concurrent grant shall be for options representing 4.5% of the capital stock of Company (the “First Grant”). The First Grant shall vest over four years, with 25 percent of the First Grant vesting on the one-year anniversary of the Effective Date and the remaining shares vesting in 36 equal monthly installments following the one-year anniversary of the Effective Date, subject to Employee’s continued service with Company on each such vesting date. The second concurrent grant shall be for options representing 0.5% of the capital stock of Company (the “Second Grant”). The Second Grant shall vest in 12 equal monthly installments following the four-year anniversary of the Effective Date, subject to Employee’s continued service with Company on each such vesting date. In the event Company issues shares of its capital stock to investors in one or more capital raising transactions, Employee shall be granted stock options to purchase shares of Class B common stock such that Employee’s total options, in the aggregate, following each such capital raising transaction, represent 5.0% of the capital stock of Company, calculated on a fully-diluted bases immediately following each such grant (the “Top-Up Options” and, together, with the Initial Options, the “Options”), and which shall have an exercise price equal to Company’s most recent 409A valuation at the time of each such grant; provided, however, that such Top-Up Options shall only be issuable and granted in connection with sale by the Company of up to an aggregate of $75,000,000 in its equity securities, regardless of Employee’s pro-forma beneficial ownership of Company common stock as a result of

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any capital received by Company in excess of $75,000,000; provided further that Employee’s eligibility to receive Top-Up Options shall terminate immediately prior to the consummation of an initial public offering by Company. 90% of each grant of Top-Up Options, if any, shall have the same vesting commencement date as the First Grant and shall have same vesting schedule as the First Grant, such that 90% of the Top-Up Options, if granted, shall be fully vested on the four year anniversary of the Effective Date, subject to Employee’s continued service with Company on each such vesting date. 10% of each grant of Top-Up Options, if any, shall have the same vesting commencement date as the Second Grant and shall have same vesting schedule as the Second Grant, such that 10% of the Top-Up Options, if granted, shall be fully vested on the five year anniversary of the Effective Date, subject to Employee’s continued service with Company on each such vesting date. The Options shall be subject to the terms of and contingent upon Employee’s execution of a stock option agreement issued pursuant to Company’s equity incentive plan (together, the “Equity Documents”). In the event of any inconsistency between this Paragraph 2.04 and the Equity Documents, the Equity Documents shall govern.

2.05 Expenses. Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Employee in performing services hereunder in accordance with the policies and procedures then in effect and established by Company.

2.06 Severance Compensation. In the event Company terminates Employee’s employment without Cause (as defined below) or if Employee terminates Employee’s employment for Good Reason (as defined below), in either case after the Effective Date, and Employee strictly complies with Paragraph 6 as reasonably determined by the Board in good faith, Company shall pay to, or on behalf of, Employee the amounts identified under Paragraphs 2.06(a), (b) and (c) (the “Severance Compensation”), on the following terms and conditions:

(a) an amount equal to twelve (12) months of Base Salary, payable in substantially equal installments according to Company’s normal payroll practices over the period represented by such compensation (the “Severance Period”), after expiration of all applicable rescission periods related to the general release of claims described in Paragraph 2.06(d); and

(b) subject to Employee’s copayment of premium amounts at the applicable active employee rate and should Employee timely elect under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) to continue health care coverage under Company’s group health plan for Employee, Employee’s spouse or registered domestic partner and Employee’s eligible dependents following such termination date, then Company shall either pay directly to the provider the monthly cost of such coverage on behalf of Employee or reimburse Employee for the monthly cost of such coverage until the earlier of (i) the expiration of the Severance Period, or (ii) the first date Employee is eligible for coverage under another employer’s heath benefit program which provides substantially the same level of benefits without exclusion for pre-existing medical conditions. Should Company’s reimbursement result in the recognition of taxable income (whether for federal, state or local income tax purposes) by Employee or Employee’s spouse or registered domestic partner or other eligible dependent, then Employee and Employee’s spouse or registered domestic partner or dependents shall each be responsible for the payment of the income and employment tax liability resulting from such coverage, and Company will not provide any tax gross-up payments to Employee (or any other person) with respect to such income and employment tax liability. Notwithstanding the foregoing, Company reserves the right to restructure the foregoing health care premium reimbursement arrangement in

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any manner necessary or appropriate to avoid fines, penalties or negative tax consequences to Company or Employee (including, without limitation, to avoid any penalty imposed for violation of the non-discrimination requirements under the Patient Protection and Affordable Care Act or the guidance issued thereunder), as determined by Company in its sole and absolute discretion; and

(c) an amount equal to a pro-rated portion of the Target Bonus that would have been payable to Employee for the fiscal year in which the termination of employment occurs, based on achievement of objectives and payable in the same manner and at the same time as Target Bonus payments are made to other executives of Company for such fiscal year (such pro-rated portion based on the portion of the fiscal year that Employee was employed by Company).

(d) To be eligible for any of the Severance Compensation, Employee must (i) be employed full-time by Company (as described above) at the time of termination of employment without Cause or for Good Reason (the “Termination Date”); (ii) have signed and not rescinded within the applicable time periods a comprehensive separation agreement and general release of claims that includes provisions relating to cooperation, non-admission, non-disclosure, non-disparagement, return of all property and other terms in a form acceptable to Company (“Release”) and that Release becomes effective in accordance with its terms on or before the 60th day after the Termination Date; and (iii) be in strict compliance with Employee’s obligations under this Agreement including, but not limited to, Paragraph 6 as reasonably determined by the Board in good faith, as well as Employee’s obligations under the Release.

(e) This Agreement is intended to be interpreted and applied so that the payments and benefits set forth herein shall either be exempt from Section 409A of the Internal Revenue Code (“Section 409A”) or comply with the requirements of Section 409A, and this Agreement shall be administered, interpreted and construed in a manner that does not result in the imposition of additional taxes, interest or penalties under Section 409A. Each of the payments that may be made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A. Notwithstanding anything to the contrary, if Employee is a “specified employee” (within the meaning of Section 409A), any payments or benefits due upon a termination of Employee’s employment under any arrangement that constitutes a “deferral of compensation” (within the meaning of Section 409A) and which is not otherwise exempt from Section 409A shall be delayed until the earlier of (i) the date that is six (6) months after Employee’s “separation from service” (as defined in Section 409A), and (ii) the date of Employee’s death.

(f) No Severance Compensation shall be payable to Employee in the event of termination for Cause, Employee’s resignation for a reason other than Good Reason, Employee’s death or disability, or Employee’s failure to be in strict compliance with Paragraph 6 as reasonably determined by the Board in good faith.

2.07 Change in Control Bonus. In the event Company consummates a “Change in Control” (as defined below) and either (i) Company is not the surviving entity following the Change in Control or (ii) Employee’s employment is terminated without Cause or by Employee for Good Reason such that Employee is not employed by the surviving entity upon the closing of the Change in Control (the “Closing”), and Employee strictly complies with Paragraph 6 as reasonably determined by the Board in good faith, Company shall, upon the Closing, pay to, or on behalf of, Employee either the amount identified under Paragraphs 2.07(a) or (b) (the “Change in Control Bonus”) on the following terms and conditions:

(a) a lump sum cash payment equal to three times (3x) the sum of Employee’s then-current Base Salary plus Employee’s then-current Target Bonus, if the Corporate Transaction occurs within the twelve (12) month period immediately following the Effective Date; or

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(b) a lump sum cash payment equal to two times (2x) the sum of Employee’s then-current Base Salary plus Employee’s then-current Target Bonus, if the Transaction Bonus occurs after the twelve (12) month period immediately following the Effective Date.

(c) For the avoidance of doubt, in no event shall Employee be entitled to receive payments under both Paragraphs 2.07(a) and (b). For the further avoidance of doubt, the Change in Control Bonus shall apply in lieu of, and expressly supersede, the provisions of Section 2.06 such that in no event shall Employee be entitled to receive both the Change in Control Bonus and the Severance Compensation.

(d) To be eligible for the Change in Control Bonus, Employee must (i) be employed full-time (as described above) by Company at the Termination Date; (ii) have signed and not rescinded within the applicable time periods the Release and that Release becomes effective in accordance with its terms on or before the 60th day after the Termination Date; and (iii) be in strict compliance with Employee’s obligations under this Agreement including, but not limited to, Paragraph 6 as reasonably determined by the Board in good faith, as well as Employee’s obligations under the Release.

(e) No Change in Control Bonus shall be payable to Employee in the event of termination for Cause, Employee’s resignation for a reason other than Good Reason, Employee’s death or disability, or Employee’s failure to be in strict compliance with Paragraph 6 as reasonably determined by the Board in its sole discretion and in good faith.

2.08 Change in Control Options Acceleration. In the event Company consummates a Change in Control and Employee strictly complies with Paragraph 6 as reasonably determined by the Board in good faith, notwithstanding anything to the contrary in the applicable Equity Documents, all stock options and other stock-based awards held by Employee that are subject solely to time-based vesting (the “Time-Based Equity Awards”) shall immediately accelerate and become fully vested and exercisable or nonforfeitable as of the effective date of the Release (the “Accelerated Vesting Date”); provided that in order to effectuate the accelerated vesting contemplated by this subsection, any unvested portion of Employee’s Time-Based Equity Awards that would otherwise be forfeited if Employee’s employment was terminated prior to the Accelerated Vesting Date will be delayed until the earlier of (i) the effective date of the Release (at which time acceleration will occur), or (ii) the date that the Release can no longer become fully effective (at which time the unvested portion of the Employee’s Time-Based Equity Awards will be forfeited). To be eligible for the accelerated vesting provided for in this Section 2.08, Employee must (A) be a full-time employee at the Closing (as described above); (B) have signed and not rescinded within the applicable time periods the Release and that Release becomes effective in accordance with its terms on or before the 60th day after the Termination Date, if a Termination Date has occurred in connection with or following the Change in Control; and (C) be in strict compliance with Employee’s obligations under this Agreement including, but not limited to, Paragraph 6 as reasonably determined by the Board in good faith, as well as Employee’s obligations under the Release.

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3. Termination. Employee’s employment hereunder may be terminated as follows:

3.01 Death. Employee’s employment hereunder shall terminate upon death.

3.02 Disability. Company may terminate Employee’s employment if Employee is disabled and unable to perform the essential functions of Employee’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period Employee is disabled so as to be unable to perform the essential functions of Employee’s then existing position or positions with or without reasonable accommodation, Employee may, and at the request of the Board shall, submit to Company a certification in reasonable detail by a physician selected by the Board to whom Employee or Employee’s guardian has no reasonable objection as to whether Employee is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. Employee shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and Employee shall fail to submit such certification, the Board’s determination of such issue shall be binding on Employee. Nothing in this Paragraph shall be construed to waive Employee’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

3.03 Termination without Cause and Resignation without Good Reason. Company may terminate Employee’s employment at any time without Cause and Employee may resign Employee’s employment at any time without Good Reason.

3.04 With Cause or Good Reason. Although Company and Employee may terminate employment at any time for any reason or no reason, Severance Compensation shall be payable only in the event of involuntary termination by Company without Cause or termination by Employee with Good Reason, as provided in Paragraphs 2.06 and 2.07.

(a) For purposes of this Agreement, “Cause” means (i) Employee’s willful and continued failure to substantially perform reasonable, assigned duties (other than any such failure resulting from incapacity due to physical or mental illness), which failure is not cured, to the extent curable, within thirty (30) days after a written demand for substantial performance is delivered to Employee by the Board which specifically identifies the manner in which the Board believes Employee has not substantially performed Employee’s duties; (ii) dishonesty to the Board with respect to any material matter; (iii) misappropriation of funds or property of Company; (iv) misconduct by Employee, regardless of whether in the course of Employee’s employment, that would reasonably be expected to result in material injury or reputational harm to Company if Employee were to continue to be employed in same position; (v) the conviction of Employee of, or the entry of a pleading of guilty or nolo contendere by Employee to, any crime involving moral turpitude, deceit, dishonesty or fraud, or any felony; (vi) Employee’s willful engagement in dishonesty, illegal conduct or gross negligence; (vii) a material violation of any of Company’s harassment, retaliation or discrimination policies or code of conduct; (viii) Employee’s unwillingness to consent to an assignment of this Agreement in connection with any “Change in Control” (defined

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below) except where such an assignment would likely: (a) extinguish, diminish, or impair one or more of the benefits given to Employee under this Agreement, or (b) trigger a resignation for Good Reason; (ix) any material breach by Employee of this Agreement or any related agreements with Company including, but not limited to, any non-competition, non-solicitation, confidentiality, or non-disparagement provision; or (x) Employee’s failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Board to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

(b) For purposes of this Agreement “Good Reason” means (i) a material diminution in Employee’s responsibilities, authority or duties; (ii) a material diminution in Employee’s Base Salary except for across-the-board salary reductions based on Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; or (iii) a material violation by Company of the terms of this Agreement without Employee’s consent; provided Good Reason will not exist unless Employee (A) reasonably determines in good faith that a Good Reason condition has occurred; (B) Employee gives the Board written notice within thirty (30) days after the initial occurrence of any of such material violation and describes the details of such violation; (C) Employee cooperates in good faith with Company’s efforts, for a period of not less than thirty (30) days following such notice (the “Cure Period”) to remedy the Good Reason condition; (D) notwithstanding such efforts, Company thereafter fails to remedy such material violation within sixty (60) days after receipt of such written notice from Employee; and (E) Employee terminates employment within sixty (60) days after the end of the Cure Period. If Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred. For the avoidance of doubt, any change in Employee’s responsibilities, authority or duties as a result of the CEO Transition shall not constitute Good Reason for purposes of this Agreement.

3.05 Change in Control. “Change in Control” shall mean any of the following:

(a) Any “person,” as such term is used in Paragraphs 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b¬2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of Company representing more than 50 percent of the combined voting power of Company’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from Company); or the date a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

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(b) The consummation of (A) any consolidation or merger of Company where the stockholders of Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of Company.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (a) solely as the result of an acquisition of securities by Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of Voting Securities beneficially owned by any person to more than 50 percent of the combined voting power of all of the then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from Company) and immediately thereafter beneficially owns more than 50 percent of the combined voting power of all of the then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (a).

4. Employee’s Representations and Duties.

4.01 Company. As used in this Agreement, “Company” includes Beta Bionics, Inc. and its Affiliates.

4.02 No Conflicts. Employee represents and warrants to Company that Employee is not currently subject to any non-competition, confidentiality, or any other type of agreement or other obligation with any third party (including, but not limited to, any former employer) that would prohibit Employee from accepting this position with Company, conflict with Employee’s obligations under this Agreement, or in any way restrict or impair Employee’s ability to perform the full scope of duties and responsibilities Employee is expected to perform for Company.

4.03 Compliance with Company Policies. Employee shall, at all times, comply with all policies, rules and procedures of Company, which include, but are not limited to, Company’s Code of Conduct, non-discrimination and non-harassment policies, confidentiality and loyalty to Company, and Company’s employee handbook. By Employee’s signature below, Employee acknowledges Employee has agreed to abide by each of the foregoing Company policies and other policies in effect from time to time.

Duty of Loyalty. In all aspects of Employee’s employment with Company, Employee shall act in the utmost good faith, deal fairly with Company, and fully disclose to Company all information Company might reasonably consider to be important or relevant to Company’s business. Employee further agrees that during employment by Company, Employee shall not engage in any conduct that might result in, or create the appearance of, using Employee’s position for Employee’s private gain, or otherwise create a conflict of interest, or the appearance of a conflict of interest, with Company. Such prohibited conduct includes, but is not limited to, having an undisclosed financial interest in any vendor or supplier of Company, accepting payments of any kind or gifts other than of a nominal value from vendors, customers, or suppliers, or having an undisclosed relationship with a family member or other individual who is employed by any entity in active or potential competition with Company, and which creates a conflict of interest. While employed at Company, Employee shall not establish, operate, participate in, advise, or assist to establish in any manner whatsoever any business that could, or would, be in competition with Company’s business, and Employee shall not take any preliminary or preparatory steps toward establishing or operating such a business.

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5. Nondisclosure of Confidential and Proprietary Information.

5.01 Definition of Confidential and Proprietary Information. “Confidential and Proprietary Information” means any and all information, whether oral, written or committed to Employee’s memory that is not generally known by persons not employed by, or parties to contracts with, Company, whether prepared by Company or Employee, including but not limited to:

(a) inventions, designs, discoveries, works of authorship, experimental processes, experimental results, improvements or ideas, whether or not patentable or copyrightable, methods, processes, techniques, shop practices, formulae, compounds, or compositions developed or otherwise possessed by Company;

(b) the subject matter of Company’s patents, design patents, unpublished patent applications, copyrights, trade secrets, trademarks, service marks, trade names, trade dress, manuals, operating instructions, and other intellectual property to the extent that such information is unavailable to the public;

(c) Company’s information, knowledge, or data concerning its financial data, including financial statements and projections, pricing and bidding information, costs, sales, budgets, and profits; business plans such as products and services under development, clinical trials, proposals, presentations potential acquisitions under consideration, and marketing strategies; manufacturing processes; organizational structures, such as names of employees, consultants and their positions and compensation schedules; customer information such as surveys, customer lists, lists of prospective customers, customer research, customer meetings, customer account records, sales records, training and servicing materials, programs, techniques, sales, and contracts; supplier and vendor information including lists and contracts; relational data models; Company manuals and policies, computer programs, software, disks, source code, systems architecture, blue prints, flow charts, and licensing agreements; and/or

(d) any document marked “Confidential” or any information that Employee has been told is “Confidential” or that Employee might reasonably expect Company would regard as “Confidential,” or any information that has been given Company in confidence by customers, suppliers, or other persons.

5.02 Confidentiality Obligations. Employee agrees to hold all Confidential and Proprietary Information in the strictest confidence both during Employee’s employment relationship with Company and after Employee’s employment relationship with Company is voluntarily or involuntarily terminated for any reason. To this end, Employee shall:

(a) not make, or permit or cause to be made, copies of any Confidential and Proprietary Information, except as necessary to carry out Employee’s duties as prescribed by the Board;

(b) not disclose or reveal any Confidential and Proprietary Information, or any portion thereof, to any person or company who is not under a legal or contractual obligation to Company to hold such information confidential;

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(c) take all reasonable precautions to prevent the inadvertent disclosure of any Confidential and Proprietary Information to any unauthorized person;

(d) acknowledge Company is the owner of all Confidential and Proprietary Information and agree not to contest any such ownership rights of Company, either during or after Employee’s employment with Company; and

(e) upon termination of employment with Company or upon request by the Board, deliver promptly to Company all Confidential and Proprietary Information and all Company documents and property, whether confidential or not, including without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, programs, databases, emails, text messages, passcodes, passwords, and other documents or materials, whether in hard copy, electronic or other form, including copies thereof, whether prepared by Employee or Company, and all equipment furnished to Employee in the course of or incident to employment, including any laptop computer and all data contained on such computer.

5.03 Covenant to Deliver Records. All emails, texts, memoranda, notes, records, discs and other documents and information (whether in tangible or electronic form) made or compiled by, or disclosed to, Employee during Employee’s employment with Company shall be and remain Company’s property and shall be delivered to Company immediately upon the termination of Employee’s employment, or at any other time upon request by Company.

5.04 Defend Trade Secrets Act Limitation. Employee may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney if such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law or for pursuing an anti-retaliation lawsuit; or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and Employee does not disclose the trade secret except pursuant to a court order.

6. Restrictive Covenants.

6.01 Employee acknowledges (a) Employee will perform services of a unique nature for Company that are irreplaceable, and Employee’s performance of such services to a competing business will result in irreparable harm to Company; (b) Employee will have access to proprietary and confidential information (including trade secrets) which, if disclosed, would unfairly and inappropriately assist in competition against Company; (c) in the course of Employee’s employment by a competitor, Employee would inevitably use or disclose such confidential information; and (d) Employee will generate goodwill for Company in the course of the Employee’s employment. Accordingly, as a condition of Employee’s commencement of employment with Company and Employee’s receipt of the compensation and benefits provided in this Agreement, Employee agrees to the following restrictions to protect Company from unfair competition relating to the use of confidential information and goodwill.

6.02 Non-competition during Employment. During Employee’s employment with Company, Employee will not be directly or indirectly employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation), render services to, or have any ownership interest in, any Restricted Competitor anywhere in the world. For purposes of this Agreement, “Restricted Competitor” shall mean any company engaging in the development or manufacturing of insulin pumps or insulin delivery for persons with diabetes, or the development of

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algorithms used in the operation of such pumps or delivery devices (the “Business”). Notwithstanding the foregoing, nothing herein shall prohibit Employee from being a passive owner of not more than one percent (1%) of the equity securities of a Restricted Competitor, so long as Employee has no active participation in the business of such Restricted Competitor. For the avoidance of doubt, Employee’s current ownership of equity interests of Luna shall not represent a material breach of this Agreement for so long as Employee continues to satisfy each and every Luna Condition (as described above) and in the event Employee’s ownership of equity interests of Luna exceeds twenty percent (20%) Employee shall be in material breach of this Agreement.

6.03 Recruiting of Company Employees. Employee hereby agrees that, during Employee’s employment by Company and for a period of one (1) year following the termination or separation from employment with Company for any reason, voluntary or involuntary, Employee shall not, directly or indirectly, whether as an employee, officer, director, independent contractor, consultant, stockholder, partner or otherwise, engage in or assist others to employ or attempt to employ or assist anyone else to employ any employees of Company, without the prior written consent of the Company.

6.04 Reformation. The covenants set forth in this Paragraph 6 will be construed as a series of separate covenants covering their subject matter and each such separate covenant will be deemed identical in terms to the covenant set forth above in this Paragraph 6. If it is determined by a court of competent jurisdiction in any state that any restriction in this Agreement is excessive in duration, scope or geographic area or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state. If, at the time of enforcement of any of the provisions of this Paragraph 6, a court of competent jurisdiction holds that the restrictions stated in this Paragraph 6 are unreasonable under the circumstances then existing, the parties agree that the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the stated period, scope or geographical area to the extent permitted by applicable law.

6.05 Tolling. In the event of any violation of the provisions of this Agreement, Employee acknowledges and agrees that the post-termination restrictions contained herein shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

6.06 Disclosure of Obligations. During the restrictive period set forth in this Paragraph 6, Employee will inform any new employer, prospective employer or business entity Employee may be providing services to, prior to accepting employment or providing such service, of the existence of this Agreement and provide such employer or business entity with a copy of this Agreement.

6.07 Consideration and Acknowledgement of Reasonableness. Employee acknowledges and agrees Employee has received consideration in exchange for signing this Agreement. Employee acknowledges and agrees the restrictions contained in this Paragraph 6 are reasonable as to time, area and persons, and are necessary to protect the legitimate business interests of Company and to avoid disruption of Company’s business. Employee acknowledges and agrees the restrictions do not impose undue hardship on Employee or operate as a bar to Employee’s sole means of support.

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7. Inventions.

7.01 Definition of Inventions. “Inventions” means any inventions, discoveries, improvements, and ideas, whether or not in writing or reduced to practice and whether or not patentable or copyrightable, made, authored, or conceived by Employee, whether by Employee’s individual efforts or in connection with the efforts of others, and that either (i) relate in any way to Company’s business, products, or processes, past, present, anticipated, or under development; or (ii) result in any way from Employee’s employment by Company; or (iii) use Company’s equipment, supplies, facilities, or Confidential and Proprietary Information.

7.02 Assignment of Inventions. During the course of Employee’s employment, Employee shall promptly and fully disclose to Company, and will hold in trust for Company’s sole right and benefit, any Invention that Employee makes, conceives, or reduces to practice, or causes to made, conceived, or reduced to practice, either alone or in conjunction with others, whether made during the working hours of Company or on Employee’s own time. Employee shall: (i) assign, and hereby assigns, to Company all of Employee’s right, title, and interest in and to all such Inventions, any applications for patents, copyrights, or any other registration of intellectual property in any country covering or relating to any such Invention and any patents, copyrights, or other intellectual property registration granted to Employee or Company; (ii) acknowledge and deliver promptly to Company any written instruments and perform any other acts necessary in Company’s opinion to preserve property rights in any Invention against forfeiture, abandonment, or loss, to obtain and maintain letters patent and/or copyrights or other registration of any intellectual property rights on any such Invention, and to vest the entire right and title to such Inventions and related intellectual property in Company. During the course of Employee’s employment and for a period of one (1) year thereafter, Employee agrees to perform promptly (without charge to Company but at the expense of Company) all such acts as may be necessary in Company’s opinion to preserve all patents and/or copyrights or other intellectual property covering the Inventions and to enable Company to obtain the sole right, title, and interest in all such Inventions, including without limitation the execution of assignments or patent prosecution documentation and appearing as a witness in any action brought in connection with this Agreement.

7.03 Exclusion. The parties agree, and Employee is hereby notified, that the requirements of this Paragraph 7 do not apply to any invention for which no equipment, supplies, facility, or information of Company was used and which was developed entirely on Employee’s own time, and which (i) does not relate directly to Company’s business or to Company’s actual or demonstrably anticipated research or development; or (ii) does not result from any work Employee performed for Company. Employee is hereby further notified that the requirements of this Paragraph 7 do not apply to an invention that qualifies fully under the provisions of Section 2870 of the California Labor Code, which is attached as Exhibit A. Employee represents that, except as disclosed on Exhibit B, as of the date of this Agreement, Employee has no rights under, and will make no claims against Company with respect to, any inventions, discoveries, improvements, ideas, or works of authorship that would be Inventions if made, conceived, authored, or acquired by Employee during the term of this Agreement. All inventions that Employee already has conceived or reduced to practice and that Employee claims to be excluded from the scope of this Agreement are listed on Exhibit B (if none, write “none”).

7.04 Copyrights. Employee acknowledges that any documents, drawings, computer software, or other work of authorship prepared by Employee within the scope of Employee’s employment is a “work made for hire” under U.S. copyright laws and that, accordingly, Company exclusively owns all copyright rights in such works of authorship. For purposes of this Agreement, “scope of employment” means the work of authorship: (i) relates to any subject matter pertaining to Employee’s employment; (ii) relates to or is directly or indirectly connected with the existing or reasonably foreseeable business, products, projects, or Confidential and Proprietary Information of Company; and/or (iii) involves the use of any time, material, or facility of Company.

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7.05 Presumption. In the event of any dispute, arbitration or litigation concerning whether an invention, improvement, or discovery made or conceived by Employee is the property of Company, such invention, improvement, or discovery will be presumed the property of Company and Employee will bear the burden of establishing otherwise.

8. Non-Disparagement. Employee agrees Employee will not, directly or indirectly, speak or act in any manner that is intended to, or does in fact, damage the goodwill or the business of Company, or the business or personal reputations of any of its directors, officers, agents, employees, customers, patients, vendors or suppliers. Employee further agrees Employee will not engage in any other deprecating conduct or communications with respect to Company; provided, however, that nothing in this Agreement shall preclude Employee from providing honest, forthright and truthful testimony in any court or regulatory action or proceeding, and nothing in this Agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful.

9. Compliance. The agreements by Company with respect to providing compensation and benefits pursuant to this Agreement are conditioned upon, and in exchange for, Employee’s compliance with the covenants contained in this Agreement, including those in Paragraphs 1 and 4 through 8 hereof. Company’s agreement to make the payments described in the preceding sentence are conditioned upon Employee’s strict compliance with the terms and conditions of this Agreement, but without affecting or diminishing in any way Company’s rights and remedies in the event of noncompliance, including for damages or injunctive relief.

10. Injunctive Relief.

10.01 Existence of Irreparable Harm. Employee acknowledges and agrees that in the event of any breach or threatened breach by Employee of any of the provisions of this Agreement, damages shall be an inadequate remedy and Company will suffer irreparable harm and, as a result, Company shall be entitled to injunctive and other equitable relief such as restraining orders and preliminary or permanent injunctions to specifically enforce the provisions of this Agreement and to protect Company against any breach or threatened breach. If Company is required by applicable law to furnish a bond or other surety as a condition of the entry of an injunction or restraining order, Employee agrees such bond or surety shall be in the minimum amount required by law.

10.02 Non-Exclusive Remedies. Nothing herein shall be construed as prohibiting Company from pursuing any other remedies available to Company for Employee’s breach or threatened breach of this Agreement, including the recovery of damages from Employee and an accounting and repayment of all profits, compensation, commissions remuneration or other benefits Employee directly or indirectly has realized and/or may realize as a result of, growing out of, or in connection with, any such violation. These remedies shall be in addition to, and not in limitation of, any other rights or remedies to which Company is or may be entitled. In addition to the foregoing, Company will be entitled to collect from Employee any reasonable attorneys’ fees and costs incurred in bringing any action to enforce the terms of this Agreement against Company as well as any attorneys’ fees and costs for the collection of any judgments in favor of Company arising out of this Agreement.

11. Miscellaneous.

11.01 No Waiver. No failure or delay by any party hereto in exercising any right, power, or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power, or privilege hereunder.

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11.02 Survival. The provisions of Paragraph 2.06, Paragraph 2.07 and Paragraphs 4 through 10 shall survive any termination of Employee’s employment or this Agreement unless waived or modified in a written instrument signed by both parties.

11.03 Successors and Assigns. The rights and remedies of Company under this Agreement shall inure to the benefit of the successors, assigns and transferees of Company. The obligations of Employee under this Agreement shall be binding on Employee’s heirs, executors, and legal representatives. Employee shall not have the right to assign, transfer or otherwise dispose of Employee’s right, title, and interest in and to any part of this Agreement or to assign the burdens hereof.

11.04 Severability. In the event any one or more of the provisions contained in this Agreement are deemed illegal or unenforceable, such provision (i) shall be construed in a manner to enable it to be enforced to the extent permitted by applicable law; and (ii) shall not affect the validity and enforceability of any legal and enforceable provision of this Agreement

11.05 Construction. It is agreed that the provisions of this Agreement will be regarded as divisible and if any provision is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or persons or is too broad a geographic area, it shall be interpreted to extend over the maximum period of time, range of activities or persons, and/or geographic areas as to which it may be enforceable. Any court with jurisdiction is also authorized to extend the duration of any restriction under Paragraph 6 for the period that any violation of Paragraph 6 exists. All captions and titles are for convenience only and may not be used to interpret or to define the terms of this Agreement.

11.06 Section 409A. This Agreement and the compensation payable hereunder is intended to satisfy, or be exempt from, the requirements of Section 409A(a)(2)(3) and (4) of the Code, including current and future guidance and regulations interpreting such provisions, and should be interpreted accordingly.

11.07 Taxes. Company may withhold from any amounts payable under this Agreement such federal, state, and local income and employment taxes as Company shall determine are required to be withheld pursuant to any applicable law or regulation. Employee shall be solely responsible for the payment of all taxes due and owing with respect to wages, benefits and other compensation provided to Employee hereunder.

11.08 Governing Law. All matters relating to the interpretation, construction, application, validity and enforcement of this Agreement will be governed by the laws of the State of California without giving effect to any choice or conflict of law provision or rule.

11.09 Jurisdiction and Venue. Employee and Company consent to the jurisdiction of the courts of the State of California and/or the federal United States District Courts located in California, for the purpose of resolving all issues of law, equity or fact arising out of or in connection with this Agreement and Employee’s employment with Company. Any action involving claims of a breach of this Agreement or Employee’s employment with Company must be brought in such courts. Each party consents to personal jurisdiction over such party in the state and/or federal courts of California, and hereby waives any defense of lack of personal jurisdiction or inconvenient forum. Venue, for the purpose of all such suits in state court, will be in the State of California. The Parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

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11.10 Waiver of Jury Trial. To the maximum extent permitted by law, Employee and Company waive any and all rights to a jury trial with respect to any dispute arising out of or relating to this Agreement or the employment relationship.

11.11 Modification. This Agreement shall not be terminated, modified or amended except by a written instrument signed by the parties.

11.12 Notices. Any notice delivered under this Agreement shall be deemed duly delivered four (4) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one (1) business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, in each case to the address of the recipient set forth on the signature page hereto. Either Party may change the address to which notices are to be delivered by giving notice of such change to the other Party in the manner set forth in this Paragraph.

11.13 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all previous agreements and understandings, whether oral or written, between Employee and Company or its Affiliates with respect to the subject matter hereof.

11.14 Conditions. Notwithstanding anything to the contrary herein, the effectiveness of this Agreement shall be conditioned on (i) Employee’s satisfactory completion of reference and background checks, if so requested by Company, and (ii) Employee’s submission of satisfactory proof of Employee’s legal authorization to work in the United States.

11.15 Right to Consult Counsel. Employee acknowledges Employee has been advised to consult with legal counsel prior to executing this Agreement.

[Signature page follows]

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EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS CAREFULLY READ THIS AGREEMENT, HAS HAD A FULL OPPORTUNITY TO REVIEW THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL THE PROVISIONS IN THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

Beta Bionics, Inc.

By:	/s/ Christina C. Jones
Name:	Christina C. Jones
Title:	Lead Independent Director & Chair, NOM/GOV

Notice Address:
300 Baker Ave, Suite 301
Concord, MA 01742

EMPLOYEE

/s/ Sean Saint
Sean Saint

Notice Address:
[***]

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EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS CAREFULLY READ THIS AGREEMENT, HAS HAD A FULL OPPORTUNITY TO REVIEW THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL THE PROVISIONS IN THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

Beta Bionics, Inc.

By:

Beta Bionics, Inc.
Its

Notice Address:

EMPLOYEE

/s/ Sean Saint
Sean Saint

Notice Address:
[***]

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EXHIBIT A

CALIFORNIA LABOR CODE SECTION 2870

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

EXHIBIT B

[***]